Exhibit 99.1

Teradyne Accelerates “Poison Pill” Expiration and Declassifies Board

NORTH READING, Mass.—(BUSINESS WIRE)—Teradyne, Inc. (NYSE:TER) announced today that its Board of Directors has voted to amend the company’s Shareholders Rights (i.e. “Poison Pill”) Agreement to accelerate the expiration of the Rights Plan from November 27, 2010 to February 8, 2007, at which time the Rights Plan will terminate.

The Board also voted to amend the company’s bylaws to declassify the Board, so that all directors are elected annually, a change that will take effect at the company’s 2008 Annual Shareholders Meeting.

“Shareholders’ rights plans and director voting policies are important issues with investors today,” said Michael Bradley, Teradyne’s president and CEO. “We believe these changes to our Corporate Governance policies are consistent with current investor sentiment, as well as protective of shareholder interests.”

About Teradyne, Inc.

Teradyne (NYSE:TER) is a leading supplier of Automatic Test Equipment used to test complex electronics used in the consumer electronics, automotive, computing, telecommunications, and aerospace and defense industries. In 2005, Teradyne had sales of $1.08 billion, and currently employs about 3,800 people worldwide. For more information, visit www.teradyne.com. Teradyne (R) is a registered trademark of Teradyne, Inc. in the U.S. and other countries. All product names are trademarks of Teradyne, Inc. (including its subsidiaries) or their respective owners.

Contacts:

Teradyne, Inc.

Tom Newman, 978-370-2425

tom.newman@teradyne.com